UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WisdomTree, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Sean M. Donahue

Andrew H. Goodman

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

(202) 346-4207

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On June 8, 2023, Phase 2 Partners, an investment firm and a stockholder of WisdomTree, Inc. (“WisdomTree”), issued a press release announcing its support for all six WisdomTree director nominees ahead of WisdomTree’s 2023 annual meeting of stockholders, which press release includes a statement from WisdomTree CEO Jonathan Steinberg. A copy of the press release is set forth below.

Phase 2 Partners Endorses All Six WisdomTree Nominees Ahead of Upcoming

Annual Meeting of Stockholders

Affirms Support for WisdomTree’s Current Strategy, Board and Management

Encourages Fellow Stockholders to Vote for All Six of WisdomTree’s Director Nominees Today

SAN FRANCISCO, CA, June 8, 2023 – Phase 2 Partners, an investment firm focused on the financial services industry, today announced its support for ALL SIX WisdomTree, Inc. (“WisdomTree” or the “Company”) director nominees ahead of the Company’s upcoming 2023 Annual Meeting of Stockholders on June 16, 2023. Phase 2 Partners owns approximately 1.3 million shares as of June 7, 2023.

Justin Hughes, Partner and Portfolio Manager at Phase 2 Partners, said, “I have known WisdomTree’s management team for three decades, first purchasing shares in 2007. We have watched this team deliver new and innovative products over multiple market cycles. The WisdomTree team has earned our confidence in its ability to execute on a well-defined strategy. We are excited about the company’s commitment to 50% incremental margins over time and we believe that the modest drag on near-term margins from digital will peak in 2023. We believe the digital initiatives represent significant potential. The Board has already worked vigorously to refresh itself in recent years.”

WisdomTree CEO Jonathan Steinberg said, “We appreciate Phase 2 Partners’ and other investors’ support of WisdomTree’s management, Board, and strategy. WisdomTree is focused on continuing to drive organic growth in the ETF franchise and further accelerating the top-line growth from our tokenization initiatives. In addition, WisdomTree remains committed to controlling costs and leveraging our 50%+ incremental margins to further drive operating margin expansion.”

About Phase 2 Partners

We are a team of seasoned investment professionals with dedicated expertise in financials, fintech, insurance and housing.

As a fundamentals driven long-short hedge fund, we seek to leverage our experience to derive value out of mispriced public equities and invest in high-quality names that benefit from secular trends/tailwinds.

Important Additional Information and Where to Find It

WisdomTree filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2023 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on WisdomTree’s Investor Relations website at https://ir.wisdomtree.com/sec-filings or by contacting Jeremy Campbell, Head of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors and stockholders can find out more about the proxy vote at the 2023 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2023 Annual Meeting”: https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.